NewBridge Global Ventures Appoints Chris Bourdon as Chief Executive Officer and Chairman of the Board

Bourdon has Proven Track Record of Successfully Developing and Commercializing Technologies and Leading Companies at the Highest Executive Level

Orem, Utah, October 16, 2019 -- NewBridge Global Ventures, Inc., (OTCQB: NBGV), a technology led hemp processing company, today announced that Chris Bourdon has been appointed by the Board of Directors to serve as Chief Executive Officer and Chairman of the Board of Directors. The appointment to the previously unfilled roles is effective immediately. As CEO, Mr. Bourdon will provide an anchor for the leadership team of NewBridge to execute on its vision to become a world leading supplier of CBD products.

“NewBridge has developed a revolutionary, continuous processing system through a series of technology license partnerships, that we believe will transform the extraction and post-processing of CBD oil in the hemp industry,” said Bob Bench, Interim President and CFO. “We are thrilled to welcome Chris to NewBridge and to now have a leader with the skills, vision and experience to capitalize on our momentum, exploit our technology, and lead the company to the forefront of the industry as a top global supplier of CBD products.”

Mr. Bourdon has a track record of successfully developing and commercializing technologies and leading companies at the highest executive level. Most recently as CEO of Upthere, a personal storage company, Mr. Bourdon led a team of highly talented engineers in building a new way for consumers to keep and access their digital things before negotiating the sale of the company to Western Digital, the world’s largest computer storage provider.

“I’m very excited to join NewBridge and bring the unique health and wellness benefits of plants to people in a natural way,” said Chris Bourdon. “NewBridge’s patented continuous process can extract CBD oil from fresh hemp biomass at industrial scale using only water and low pressure energy waves. This breakthrough process eliminates the costly and time intensive bottleneck of drying and curing biomass, will rid the CBD supply chain of the chemicals, like ethanol, that are used by nearly every CBD oil producer today, and can provide the supply necessary to meet the rapidly growing world demand for CBD oil.”

Previously, during his 15-year tenure at Apple, Mr. Bourdon managed a team of product marketing managers, shipping nine releases of macOS and growing the user base from zero to 64 million. Mr. Bourdon is also active in the startup community advising a number of early-stage companies and serving as a selection committee member and mentor at the Alchemist Accelerator.

Bourdon’s appointment anchors the leadership team of NewBridge to execute on its vision to become a world leading supplier of CBD products.

About NewBridge Global Ventures (OTCQB: NBGV)

NewBridge Global Ventures is delivering the health and wellness benefits of hemp to people using state of the art processing technologies. With the patented Shockwave Power™ Reactor and advanced patented separation technologies, NewBridge can extract CBD oil from fresh biomass using only water and low-pressure energy waves. This breakthrough technology platform rids the CBD supply chain of toxic chemicals like Ethanol, doesn’t require time intensive drying and can be done efficiently at large scale in order to meet the world’s growing demand for CBD oil. For more information go to: newbridgegv.com

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments that may or may not materialize.  This press release speaks only as of its date, and except as required by law, we disclaim any duty to update.

Contacts:

Bob Bench, Interim President

bob@newbridgegv.com

801-362-2115

Investors:

Kirin Smith / Stephanie Prince

PCG Advisory Inc.

Ksmith@pcgadvisory.com / sprince@pcgadvisory.com

646-863-6519